Exhibit 5.1

March 22, 2024

Beyond Air, Inc.

900 Stewart Avenue, Suite 301

Garden City, NY 11530

Re:	Offering of Shares and Warrants

Ladies and Gentlemen:

We have acted as counsel to Beyond Air, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of (i) 9,638,556 shares of common stock (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) and (ii) warrants (the “Warrants”) to purchase up to 9,638,556 shares of Common Stock (the “Warrant Shares”), pursuant to the Securities Purchase Agreement (the “Securities Purchase Agreement”), dated March 20, 2024, between the Company and the purchasers identified on the signature pages thereto (the “Purchasers”) and the Placement Agency Agreement (the “Placement Agency Agreement”), dated March 20, 2024, between the Company, Roth Capital Partners, LLC and Laidlaw & Company (UK) Ltd. (the “Co-Placement Agents”). Capitalized terms used herein but otherwise defined shall have the meaning set forth in the Securities Purchase Agreement. The Shares, Warrants and Warrant Shares shall be hereinafter collectively referred as the “Securities.”

The Securities were sold by the Company pursuant to a prospectus supplement dated March 20, 2024 (the “Prospectus Supplement”) and the accompanying base prospectus, dated February 1, 2022 (together with the Prospectus Supplement, the “Prospectus”), that form part of the Company’s registration statement on Form S-3 (File No. 333-262311) filed with the Securities and Exchange Commission (the “Commission”) on January 24, 2022 (the “Registration Statement”), and declared effective on February 1, 2022.

Based upon, subject to, and limited by the foregoing, we are of the opinion that as of the date hereof:

1.	Following the (i) execution and delivery by the Company of the Securities Purchase Agreement, (ii) issuance of the Shares pursuant to the terms of the Securities Purchase Agreement and the due registration on the books of the transfer agent and registrar therefor, (iii) receipt by the Company of the consideration for the Shares in the circumstances contemplated by the Securities Purchase Agreement, the Shares will be validly issued, fully paid, and nonassessable.

2.	When the Warrants shall have been duly registered on the records maintained by the Company for that purpose in the name or on behalf of the purchaser and have been issued by the Company against payment therefor in the circumstances contemplated by the Agreement, the Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.	When the Warrant Shares issuable upon exercise of the Warrants shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Warrant holders and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the Warrant Shares will be validly issued, fully paid, and nonassessable.

Our opinion in numbered paragraphs 2 is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) we express no opinion as to (a) any provision for liquidated damages, monetary penalties, or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury, or at law, or other procedural rights, (f) waivers of broadly or vaguely stated rights, (g) provisions for exclusivity, election, or cumulation of rights or remedies, (h) provisions authorizing or validating conclusive or discretionary determinations, (i) proxies, powers, and trusts, (j) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (k) the severability, if invalid, of provisions to the foregoing effect.

In connection with our opinion, we have examined such matters of fact as we have deemed necessary, which included examination of originals or copies, certified or otherwise identified to our satisfaction of: (i) the Registration Statement, (ii) the Prospectus, (iii) the Transaction Documents, (iv) the Certificate of Incorporation of the Company, as amended, (v) the Amended and Restated Bylaws of the Company, as currently in effect, and (vi) certain resolutions of the Board of Directors of the Company and the filing of the Registration Statement and Prospectus. We also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates, and receipts of public officials, certificates, of officers or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth below. We have also examined such questions of law as we considered necessary.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

We express no opinion herein as to the laws of any state or jurisdiction other than the Delaware General Corporate Law (including the statutory provisions and all applicable judicial decisions interpreting those laws), the federal laws of the United States of America, and, with respect to our opinion in relating to the enforceability of the Warrants, the laws of the State of New York.

We have assumed (a) that the Warrants have been or will be duly authorized, executed, and delivered by the parties thereto other than the Company, (b) that such securities constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements, or instruments, (ii) violations of statutes, rules, regulations, or court or governmental orders, or (iii) failures to obtain required consents, approvals, or authorizations from, or to make required registrations, declarations, or filings with, governmental authorities.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Securities, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus and speaks as of the date hereof. We assume no obligation to advise you of any fact, circumstance, event, or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP